Exhibit 4.2

THIRD AMENDMENT TO RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT TO RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of May 16, 2014, by and between BARRETT BUSINESS SERVICES, INC., a Maryland corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Restated Credit Agreement between Borrower and Bank dated as of November 1, 2012, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.3 of the Credit Agreement (captioned “STANDBY LETTERS OF CREDIT”) is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.3. STANDBY LETTERS OF CREDIT.

(a) Standby Letters of Credit.

(i) Existing Standby Letters of Credit. Bank has issued or caused an affiliate to issue the following standby letters of credit (each a “Standby Letter of Credit” and,

collectively, the “Standby Letters of Credit”) for the account of Borrower, each of which was issued pursuant to the terms of that certain Standby Letter of Credit Agreement (Credit Agreement/Loan Agreement Version) between Bank and Borrower dated September 18, 2012 (as may be amended from time to time, the “Standby Letter of Credit Agreement”), and is outstanding as of the date hereof: (A) Standby Letter of Credit No. NZS401574 up to the aggregate amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000.00) dated June 21, 2001, as amended from time to time; (B) Standby Letter of Credit No. NZS504587 in the amount of Five Million Dollars ($5,000,000.00) dated December 8, 2003, as amended from time to time; (C) Standby Letter of Credit No. NZS568994 in the amount of Ten Thousand Dollars ($10,000.00) dated April 11, 2006, as amended from time to time; (D) Standby Letter of Credit No. IS0133605U up to the aggregate amount of Five Million Dollars ($5,000,000.00), for the benefit of Argonaut Insurance Co. dated December 19, 2013, as amended from time to time; (E) Standby Letter of Credit No. IS0133585U in the amount of Five Million Dollars ($5,000,000.00), for the benefit of Atlantic Specialty Insurance Company dated December 19, 2013, as amended from time to time; and (F) Standby Letter of Credit No. IS0133565U in the amount of Two Million Seven Hundred Eighty-Eight Thousand Seven Hundred Sixty-Six and 40/100 Dollars ($2,788,766.40) for the benefit of Westchester Fire Insurance Company dated December 19, 2013 (the “Existing Westchester SLOC”), as amended from time to time. For purposes of this Agreement, “Insurance Standby Letters of Credit” means the Standby Letters of Credit described in clauses (D), (E) and (F) in the preceding sentence.

(ii) Amended Standby Letter of Credit. Subject to the terms of this Agreement, Bank hereby agrees to amend or cause an affiliate to amend the Existing Westchester SLOC, for the benefit of Borrower to secure a portion of Borrower’s obligations to issuers of surety bonds issued to the State of California Self Insurance Plans, to increase the principal amount therefor from Two Million Seven Hundred Eighty-Eight Thousand Seven Hundred Sixty-Six and 40/100 Dollars ($2,788,766.40) to Ten Million Nine Hundred Forty-Three

Thousand Four Hundred Sixty-Six and 20/100 Dollars ($10,943,466.20) (the “Amended Westchester SLOC”). The form and substance of the Amended Westchester SLOC shall be subject to approval by Bank, in its sole discretion.

(iii) Additional Terms. Each Standby Letter of Credit (including the Amended Westchester SLOC) shall be and remains subject to the additional terms of the Standby Letter of Credit Agreement, applications and any related documents required by Bank in connection with the issuance (and any renewal) thereof. Notwithstanding the provision of any Standby Letter of Credit regarding automatic extension of its expiration date, Bank may, at its sole option, give notice to the beneficiary thereof in accordance with the terms of such Standby Letter of Credit that Bank has elected not to renew such Standby Letter of Credit beyond its current expiration date (or any other subsequent expiration date that may be agreed to by Bank at Bank’s sole discretion). If Borrower does not at any time want any Standby Letter of Credit to be renewed, Borrower will so notify Bank at least fifteen (15) calendar days before Bank is to notify the beneficiary thereof of such nonrenewal pursuant to the terms of such Standby Letter of Credit. Subject to the terms and conditions of this Agreement and the Standby Letter of Credit Agreement, Bank hereby confirms that the Standby Letters of Credit remain in full force and effect.

(b) Repayment of Drafts. Each drawing paid under any Standby Letter of Credit shall be repaid by Borrower in accordance with the provisions of the Standby Letter of Credit Agreement.”

2. Section 1.6 of the Credit Agreement (captioned “COLLATERAL”) is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.6. COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank, Borrower shall grant to Bank security interests of first priority in all Borrower’s accounts receivable and other rights to payment, general intangibles, inventory and equipment.

As security for all indebtedness and other obligations of Borrower to Bank under the Term Loan, Borrower shall grant to Bank a lien of not less than first priority on that certain real property located at 8100 NE Parkway Drive, Vancouver, Washington 98662 (the “Real Property”).

As security for all indebtedness and other obligations of Borrower to Bank under the Insurance Standby Letters of Credit (including the Amended Westchester SLOC), Borrower shall cause Associated Insurance Company for Excess, an Arizona corporation (“AICE”), to grant to Bank security interests of first priority in (i) deposit account number 5259896099 (“AICE Deposit Account No. 1”), and (ii) deposit account number 6943748548 (“AICE Deposit Account No. 2”).

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”

3. The obligation of Bank to amend the terms and conditions of the Credit Agreement as provided herein is subject to the fulfillment to Bank’s satisfaction of all of the following conditions by no later than May 30, 2014:

(a) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment;

(ii)	Amended and Restated Third Party Security Agreement: Specific Rights to Payment; and

(iii)	Such other documents as Bank may require under or in connection with any other section of this Amendment.

(b) Deposit Account Funds. Borrower shall have caused AICE to deposit into AICE Deposit Account No. 2, in immediately available funds, cash in an amount equal to Eight Million One Hundred Fifty-Four Thousand Six Hundred Ninety-Nine and 80/100 Dollars ($8,154,699.80) as a time deposit for a period not less than three (3) months following the effective date of the Amended Westchester SLOC.

(c) Confirmation of Regulatory Authority. Bank shall have received confirmation, in form and substance satisfactory to Bank in its sole discretion, that the transactions contemplated in this Amendment (including AICE’s pledge of additional collateral securing the Amended Westchester SLOC) either (i) do not require approval from the Department of Insurance of the State of Arizona, or (ii) if such approval is required, such approval has been obtained.

(d) Other Fees and Costs. In addition to Borrower’s obligations under the Credit Agreement and the other Loan Documents, Borrower shall have paid to Bank the full amount of all costs and expenses, including reasonable attorneys’ fees (including without limitation the allocated costs of Bank’s in-house counsel) expended or incurred by Bank in connection with the negotiation and preparation of this Amendment, for which Bank has made demand.

4. Borrower covenants and agrees that for so long as any one or more of the Insurance Standby Letters of Credit remains outstanding: (a) Borrower shall maintain in full force and effect, and pay all premiums with respect to, all policies of insurance with AICE outstanding as of the date hereof with respect to the satisfaction of Borrower’s worker’s compensation obligations under the laws of the State of California (the “AICE Policies”); (b) Borrower shall not terminate or cancel any of the AICE Policies without Bank’s prior written consent; (c) in the event any of the AICE Policies are terminated or cancelled for any reason, Borrower shall promptly cause all premiums refunded therefrom to be deposited into a deposit account with Bank, in which Borrower shall (i) grant to Bank a security interest of first priority and Bank shall have perfected its security interest therein, and (ii) maintain in such deposit account funds in an amount sufficient to satisfy all obligations of Borrower to Bank with respect to the Insurance Standby Letters of Credit; and (d) Borrower shall promptly file, or shall cause AICE to promptly file, upon consummation of the transactions contemplated in this Amendment, a change in business plan for the purpose of granting to Bank a security interest of first priority in AICE Deposit Account No. 2 with the Department of Insurance of the State of Arizona.

5. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

6. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

BARRETT BUSINESS SERVICES, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:		By:
Name:	James D. Miller	Name:	Julie R. Wilson
Title:	Vice President-Finance	Title:	Vice President